EXHIBIT 99.2
Q1 2006 Preliminary Consolidated Financial Results
(in millions, except per share amounts)

	Range for Q1 2006
Revenue	$338.0	$339.0

Adjusted EBITDA per diluted share	$0.18	$0.18

Reconciliation of Adjusted EBITDA per diluted share to Net Income per diluted share:
Interest expense	$—	$—
Depreciation and amortization	0.06	0.06
Non-cash stock-based compensation	0.04	0.04
Non-cash advertising	0.01	0.01
Income tax provision	0.02	0.01
Minority interest in WebMD Health Corp.	—	—

Net income per diluted share	$0.05	$0.06

2006 Consolidated Financial Guidance Summary
(in millions, except per share amounts)

	Range for FY 2006
Revenue	$1,380.0	$1,430.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”)	$225.0	$255.0

Reconciliation of Adjusted EBITDA per diluted share to Net Income per diluted share:
Interest expense	$3.0	$4.0
Depreciation and amortization	75.5	80.1
Non-cash stock-based compensation	48.0	50.0
Non-cash advertising	7.3	7.5
Income tax provision	21.0	22.6
Legal expense	0.5	0.5
Minority interest in WebMD Health Corp.	(0.3)	0.3

Net income	$70.0	$90.0

Adjusted EBITDA per diluted share	$0.75	$0.85

Net income per diluted share	$0.23	$0.30
Notes:
*	The 2006 guidance includes estimated expenses for Q1 2006, but does not reflect any projected expenses related to the on-going Department of Justice Investigation.

*	Adjusted EBITDA per diluted share and net income per diluted share are both calculated on an assumed share count of approximately 299 million.

*	Non-cash stock-based compensation expense considers the January 1, 2006 adoption of SFAS 123R, “Share-Based Payment.”

*	The 2006 Guidance does not include the impact of the acquisition of Summex Corp. announced by WebMD Health on Monday, April 17, 2006.